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                         CAPSTONE U.S. TREND FUND, INC.


                     AMENDED SERVICE AND DISTRIBUTION PLAN1


     Introduction: It has been determined that Capstone U.S. Trend Fund, (the"Fund"), will pay for certain cost and expenses incurred in connection with the distribution of its shares and servicing of its shareholders and adopt the Service and Distribution Plan (the "Plan") set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

     The Board of Directors, in considering whether the Fund should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes.

     In voting to approve the implementation of the Plan, the Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its existing and future shareholders.

     The Plan: The material aspects of the financing by the Fund of distribution expenses to be incurred in connection with securities of which it is the issuer are as follows:

     1. The Fund, will reimburse Capstone Asset Planning Company ("CAPCO") for cost and expenses incurred in connection with the distribution and marketing of shares of the Fund and servicing of Fund shareholders. Such distribution and servicing cost and expenses may include (1) printing and advertising expenses;
(2) payments to employees 2 or agents of CAPCO who engage in or support distribution of the Fund's shares, including salary commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Fund's transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include the CAPCO itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of the Fund's shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship;
(7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Fund's Board of Directors determines to be reasonably calculated to result in the sale of the Fund shares.

     Subject to the limitations of applicable law and regulation, including rules of the National Association of Securities Dealers ("NASD"), CAPCO will be reimbursed monthly for such costs, expenses or payments at an annual rate of up to but not more than 0.35% of the average daily net assets of the Fund. Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date on which it is incurred, subject always to the limit that not more than 0.35% of the Fund's average daily net assets may be used in any month to pay expenses pursuant to the Plan. The Fund shall incur no interest or carrying charges for expenses carried forward. In the event the Plan is terminated as herein provided, the Fund shall have no liability for expenses that were not reimbursed as of the date of termination.

     2. Subject to the limits herein and the requirements of applicable law and regulations, including rules of the NASD, CAPCO may designate as "Service Fees", as that term is defined by applicable rules and regulatory interpretations applicable rules and regulatory interpretations applicable to payments under a plan such as the Plan, some or all of any payments made to Service Organization (including CAPCO itself) for services that may be covered by "Service Fees," as so defined. [Out of the amounts received pursuant to Section 1, above, CAPCO may periodically pay amounts totaling in the aggregate up to 0.25% of the average daily net assets of the Fund to one or more Service Organizations (which may include CAPCO itself) as fees in respect of the Fund's shares owned by shareholders for whom the Service Organizations are the dealers of record or holders or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships.) Such fees will be computed daily and paid quarterly by CAPCO at an annual rate not exceeding 0.25% of the average net asset value of the Fund's shares owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships.


     The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a Selling Group Agreement between the Service Organization and CAPCO (the "Agreement"), a Form of which is attached hereto as Exhibit A. If a shareholder of the Fund ceases to be an client of a Service Organization that has entered into an Agreement with CAPCO, but continues to hold shares of the Fund, CAPCO will be entitled to receive a similar payment in respect of the servicing provided to such investors. For the purposes of determining the fees payable under the Plan, the average daily net asset value of the Fund's shares shall be computed in the same manner specified in the Fund's Articles of Incorporation and current prospectus for the computation of the value of the Fund's net asset value per share.

     3. The Board of Directors shall be provided, at least quarterly, with a written report of all amounts expended pursuant to the Plan. The report shall state the purposes for which the amounts were expended.

     4. The Plan will become effective immediately upon approval by (a) a majority of the outstanding voting securities of the Fund, and (b) a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Plan Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan. If additional series are added to the Fund, the Plan will become effective as to each such series upon approval by (a) a majority of the outstanding voting securities of such series, and (b) a majority of the Board of Directors, including a majority of the Plan Directors, pursuant to a vote cast in person at a meeting called for such purpose.

     5. The Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by a majority of the Board of Directors, including a majority of the Plan Directors, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

     6. The Plan may be amended at any time by the Board of Directors provided that (a) any amendment to increase materially the costs which the Fund or a series may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective series or the Fund and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 4(b) hereof.

     7. The Plan is terminable without penalty at any time with respect to any series or the Fund by (a) vote of a majority of the Plan Directors, or (b) vote of a majority of the outstanding voting securities of the respective series of the Fund.

     8. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

     9. While the Plan is in effect, the selection and nomination of Directors who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not "interested persons".

     10. The Fund shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 8 hereof, for a period of not less than six years from the date of the Plan, such agreement or report, the first two years in an easily accessible place.

AMENDMENT TO SERVICE AND  DISTRIBUTION  PLAN ADOPTED BY BOARD OF DIRECTORS
ON MAY 3, 1993. NEW LANGUAGE IS UNDERLINED. LANGUAGE IN BRACKETS TO BE DELETED.


                                        CAPSTONE U.S. TREND FUND, INC.



     Date:   May 3, 1993                By:_________________________________
                                           Dan E. Watson
                                           President


Attest:


----------------------------
Sherry M. Cowperthwaite
Secretary